Exhibit (h)(8)

AMENDMENT NO. 3

TO ADMINISTRATIVE SERVICES AGREEMENT

(Thrivent Core Funds)

Thrivent Core Funds (“TCF”) and Thrivent Asset Management, LLC (“TAM”) hereby agree that effective February 28, 2018, the “Thrivent Core Low Volatility Equity Fund” shall be deemed a “Fund” under the terms of the Administrative Services Agreement dated May 2, 2016, as amended, between TCF and TAM. A revised Schedule A is attached hereto.

THRIVENT CORE FUNDS

By:     /s/ David S. Royal

David S. Royal

President and Chief Investment Officer

THRIVENT ASSET MANAGEMENT, LLC

By:     /s/ Gerard V. Vaillancourt

Gerard V. Vaillancourt

Vice President, Chief Financial Officer and Treasurer

Schedule A

(effective February 28, 2018)

Fund	Fee
1. Thrivent Core Short-Term Reserve Fund 2. Thrivent Emerging Markets Debt Fund	$90,000 (a) 0.019 percent (0.019%) of the Fund’s average daily net assets, plus (b) a fixed fee of $70,000.

3. Thrivent Core International Equity Fund	(a) 0.019 percent (0.019%) of the Fund’s average daily net assets, plus (b) a fixed fee of $70,000.

4. Thrivent Core Low Volatility Equity Fund	(a) 0.019 percent (0.019%) of the Fund’s average daily net assets, plus (b) a fixed fee of $70,000.